Exhibit 99.1
HANCOCK FABRICS ANNOUNCES
FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

BALDWYN, MS, December 1, 2010 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its third quarter ended October 30, 2010, and first thirty-nine weeks of fiscal 2010.

Financial highlights for the third quarter include:

●
Net sales for the quarter were $73.5 million compared to $72.7 million for third quarter of last year, and comparable store sales increased 0.3% compared to a 4.0% increase in the third quarter of fiscal 2009.

●	Operating income for the quarter totaled $2.8 million compared to $4.5 million in the third quarter last year.

●	Net income of $1.4 million, or $0.07 per basic share, in the third quarter of fiscal 2010 compared to net income of $3.0 million, or $0.16 per basic share, in the third quarter of fiscal 2009.

●	Adjusted EBITDA was $4.5 million for the quarter or $1.6 million less than last year.

●
At quarter end, the Company had outstanding borrowings under its revolving credit facility of $19.9 million, a decrease of $4.5 million from the previous quarter, and outstanding letters of credit of $8.7 million.  Additional amounts available to borrow under its revolving credit facility at the end of the quarter were $49.8 million.  The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $6.4 million.

First thirty-nine weeks financial highlights include:

●
Net sales for the first thirty-nine weeks were $197.0 million compared to $196.4 million in the same period of last year, and comparable store sales decreased 0.3%, compared with a 0.9% increase in the same period of last year.

●	Operating income for the first thirty-nine weeks was $3.4 million compared to $4.4 million of operating income in the previous year.

●	Net loss was $0.7 million, or $0.04 per basic share, in the first thirty-nine weeks of fiscal 2010, compared to a net loss of $127,000, or $0.01 per basic share in the same period last year.

●	Adjusted EBITDA decreased by $0.9 million for the first thirty-nine weeks of fiscal 2010, as compared to the prior year, to $8.3 million.

Operating Results

Gross margin for the quarter of 43.9% was a 260 basis point decrease over the 46.5% for the prior year.  This decrease reflects a 200 basis point increase in merchandise costs, a 20 basis point increase in freight costs and a 40 basis point increase in sourcing and warehousing expenses.

For the first thirty-nine weeks, gross margin decreased by 70 basis points to 45.1%.  This decrease consists of a 100 basis point increase in the cost of merchandise and a 10 basis point increase in freight costs partially offset by a 40 basis point reduction in sourcing and warehousing expenses.

Selling, general and administrative expenses for the quarter improved on a percentage basis to 38.5% of sales or $28.3 million from 38.8% of sales or $28.2 million in the prior year.  For the first thirty-nine weeks of the year, these expenses have improved to 41.7% of sales or $82.1 million from 41.9% or $82.3 million in the first thirty-nine weeks of last year.

Ms Aggers noted, “While we were able to reach our second consecutive quarter of comparable store sales increases, this small increase came at the cost of gross margin.  Promotional activity impacted our apparel and craft fabric categories, while our non-sewing categories were impacted by product resets that occurred during the quarter, both of which contributed to a decrease in gross margin.”

Store Openings, Closings and Remodels

During the quarter, the Company did not open, close or remodel any locations and ended the quarter with 266 stores.

Third Quarter Conference Call

Hancock will hold its third quarter earnings conference call tomorrow morning, Thursday, December 2nd, at 10:00 CST.  To participate in the conference call, please call 800-561-2601 or 617-614-3518 (Int’l) and provide the operator with pass code #60933160.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pass code #29263533. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CST on Thursday, December 2, 2010 and will remain available through Wednesday, December 15, 2010.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to nurturing creativity through a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 266 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts, including statements about our management team, are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	October 30,	October 31,	January 30,
(in thousands, except for share amounts)	2010	2009	2010 (1)
Assets
Current assets:
Cash and cash equivalents	$3,702	$4,265	$2,493
Receivables, less allowance for doubtful accounts	3,412	3,952	3,469
Inventories	106,328	103,864	91,495
Prepaid expenses	2,794	2,269	1,485
Total current assets	116,236	114,350	98,942

Property and equipment, net	42,047	42,758	41,687
Goodwill	3,210	3,210	3,210
Other assets	2,330	5,131	4,707
Total assets	$163,823	$165,449	$148,546

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$28,462	$25,838	$18,638
Accrued liabilities	12,776	15,840	15,113
Pre-petition obligations	730	1,744	1,193
Total current liabilities	41,968	43,422	34,944

Long-term debt obligations, net	35,039	37,821	26,942
Capital lease obligations	3,103	3,209	3,184
Postretirement benefits other than pensions	2,262	2,270	2,150
Pension and SERP liabilities	27,848	23,227	27,017
Other liabilities	6,731	7,678	7,097
Total liabilities	116,951	117,627	101,334

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,449,125, 33,193,070 and 33,283,944 issued and 20,051,861,
19,811,306 and 19,902,148 outstanding, respectively	334	332	333
Additional paid-in capital	89,581	88,780	89,128
Retained earnings	125,997	124,780	126,695
Treasury stock, at cost, 13,397,264, 13,381,764
and 13,381,796 shares held, respectively	(153,730)	(153,698)	(153,698)
Accumulated other comprehensive loss	(15,310)	(12,372)	(15,246)
Total shareholders' equity	46,872	47,822	47,212
Total liabilities and shareholders' equity	$163,823	$165,449	$148,546

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year ended January 30, 2010.

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

Sales	$73,454	$72,730	$197,012	$196,380
Cost of goods sold	41,236	38,946	108,202	106,368

Gross profit	32,218	33,784	88,810	90,012

Selling, general and administrative expense	28,254	28,211	82,070	82,311
Depreciation and amortization	1,144	1,064	3,313	3,280
Operating income	2,820	4,509	3,427	4,421

Reorganization expense, net	131	182	485	592
Interest expense, net	1,329	1,234	3,669	3,944
Income (loss) from continuing operations before income taxes	1,360	3,093	(727)	(115)
Income taxes	-	64	-	64
Income (loss) from continuing operations	1,360	3,029	(727)	(179)
Earnings from discontinued operations (net of tax expense of $0, $0, $0 and $0)
	-	3	29	52
Net income (loss)	$1,360	$3,032	$(698)	$(127)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.07	$0.16	$(0.04)	$(0.01)
Earnings from discontinued operations	-	-	-	-
Net income (loss)	$0.07	$0.16	$(0.04)	$(0.01)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.06	$0.15	$(0.04)	$(0.01)
Earnings from discontinued operations	-	-	-	-
Net income (loss)	$0.06	$0.15	$(0.04)	$(0.01)

Weighted average shares outstanding:
Basic	19,739	19,427	19,676	19,306
Diluted	22,327	20,128	19,676	19,306

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
(in thousands)	2010	2009	2010	2009

Net cash provided by operating activities
before reorganization activities	$6,984	$8,487	$1,021	$13,539
Depreciation and amortization, including cost of goods sold	(1,665)	(1,601)	(4,887)	(4,788)
Amortization of deferred loan costs	(61)	(61)	(185)	(185)
Amortization of bond discount	(583)	(583)	(1,748)	(1,748)
Interest paid-in-kind by issuance of notes payable	-	-	-	(694)
Stock compensation expense	(121)	(223)	(439)	(764)
Directors' fees paid with shares	-	-
Reserve for store closings credits, including interest expense	10	8	44	(294)
Reserve for obsolete inventory	-	-
Reserve for sales returns and bad debts	-	-
Stepped rent accrual	-	-
Gain on disposition of property and equipment	-	-
Other	(245)	23	(344)	104
Reorganization expense, net	(131)	(182)	(485)	(592)
Changes in assets and liabilities	(2,828)	(2,836)	6,325	(4,705)

Net income (loss)	1,360	3,032	(698)	(127)
Earnings from discontinued operations	-	(3)	(29)	(52)
Income taxes	-	64	-	64
Interest expense, net	1,329	1,234	3,669	3,944
Reorganization expense, net	131	182	485	592
Depreciation and amortization, including cost of goods sold	1,665	1,601	4,887	4,788

Adjusted EBITDA	$4,485	$6,110	$8,314	$9,209